Exhibit 10.96

SEVENTH AMENDMENT TO

2001 RESTATEMENT OF

THE HARRAH’S ENTERTAINMENT, INC.

SAVINGS AND RETIREMENT PLAN

WHEREAS, Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”), has established and maintains the Harrah’s Entertainment, Inc. Savings and Retirement Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of certain participating companies; and

WHEREAS, it is desirable to amend the Plan to provide for special hardship withdrawals by Plan participants who have been affected by Hurricane Katrina;

WHEREAS, Section 14.2 of the Plan provides that the Board, the HRC and any one of the Company’s Chief Executive Officer, Senior Vice President of Human Resources or another person designated by the Company’s Chief Executive Officer has the power to amend the Plan in any respect;

NOW, THEREFORE, BE IT RESOLVED that, this Seventh Amendment to the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan is adopted and shall supersede the provisions of the Plan to the Senior Vice President of Human Resources to the extent those provisions are inconsistent with the provisions of this Seventh Amendment.

BE IT FURTHER RESOLVED that, pursuant to the power and authority reserved by Section 14.2(a) of the Plan to the, the Plan is hereby amended, effective as of August 30, 2005, by adding the following as new Section 8.6A of the Plan:

“Section 8.6A Special Hardship Withdrawals for Affected Participants. An Active or Inactive Participant who is an Affected Participant (as defined in subsection (e)) may take an in-service withdrawal on account of a Special Hardship (as defined in subsection (c) in accordance with the rules established by the Administrator and subject to the following:

(a) Subject to subsection (b), a Special Hardship withdrawal shall be available to an Affected Participant from the following Accounts: (i) the Rollover Account, (ii) the After-Tax Account, (iii) the vested Matching Account, (iv) the vested Discretionary Contribution Account, (v) the 401(k) Account (excluding post-1988 investment earnings) and (vi) the vested Prior Plan Account.

(b) An Affected Participant’s aggregate Special Hardship withdrawals shall not exceed the lesser of:

(i) the total amount of his Rollover Account, After-Tax Account, 401(k) Account (excluding post-1988 earnings), vested Matching Account, vested Discretionary Contribution Account and vested Prior Plan Account reduced by the unpaid amount due on his outstanding loan(s) under the Plan, and

(ii) the amount which is necessary to satisfy the Special Hardship, including any amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the Special Hardship withdrawal.

(c) An Affected Participant will have a “Special Hardship” if the Vice President of Benefits of Harrah’s Entertainment, Inc. determines, in his sole discretion, that the Affected Participant has an immediate and heavy financial need as a result of the damage and disruption caused by Hurricane Katrina and such need may not be relieved from other resources that are reasonably available to the Affected Participant. To the extent that the Vice President of Benefits of Harrah’s Entertainment, Inc. does not have any actual knowledge to the contrary, he can rely upon the Affected Participant’s representation that the need cannot reasonably be relieved:

(i)	Through reimbursement or compensation by insurance or otherwise;

(ii)	By liquidation of his assets, including those of his spouse and minor children that are reasonably available to him;

(iii)	By stopping 401(k) Contributions (including Catch-up Contributions) and After Tax Contributions under the Plan;

(iv)	By taking other currently available distributions (including Harrah’s Stock dividends under Section 5.6(c)) or nontaxable loans from any plan; or

(v)	By borrowing a sufficient amount from commercial sources on reasonable commercial terms.

(d) This Special Hardship withdrawal is provided in addition to other withdrawals and loans available under the Plan.

(e) For purposes of this Section, an “Affected Participant” shall mean a Participant who was employed at the Harrah’s New Orleans casino on August 29, 2005 and who remains an Employee on and after his Special Hardship withdrawal request.”

IN WITNESS WHEREOF, the Company has caused this Seventh Amendment to be executed by its duly authorized officer on this 20 day of September, 2005.

HARRAH’S ENTERTAINMENT, INC. S&RP ADMINISTRATIVE COMMITTEE

By:	/s/ JEFFREY SHOVLIN
Name: Title:	Jeffrey Shovlin Chairman

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